Exhibit 99.1

Femasys’ FemCath Intrauterine Catheter Receives Product Approval in Canada

-- FemCath® is the first intrauterine catheter that allows for selective evaluation of a fallopian tube with natural saline and air contrast --

-- FemCath is used in conjunction with Femasys’ FemVue® product as a baseline diagnostic test for infertility prior to therapeutic options like FemaSeed®, our insemination product recently approved in Canada --

ATLANTA, June 8, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health, today announced that Health Canada, the Public Health Agency of Canada, has granted product approval of FemCath®, the first intrauterine catheter that allows for selective evaluation of a fallopian tube with contrast. FemCath is used in conjunction with Femasys’ FemVue® device for an ultrasound-based diagnostic test as part of an infertility evaluation. Femasys’ diagnostic products are to be used prior to performing any infertility treatment, such as artificial insemination with Femasys’ FemaSeed® product, which was approved by Health Canada in April of this year.

“Our momentum in the North American market continues with approval of another Femasys product in Canada, allowing for expanded commercial opportunities,” stated Kathy Lee-Sepsick, Femasys’ founder, president and, chief executive officer. “Given blocked fallopian tubes are a silent infertility factor affecting one out of three infertile women, it is critical to assess the viability of each fallopian tube, which can be achieved utilizing FemCath with our FemVue product. This essential diagnostic evaluation is required prior to performing the FemaSeed procedure, where sperm is delivered directly to one or both of the viable fallopian tubes where conception occurs. With our additional programs advancing this year, Femasys will continue its mission to bring much-needed technologies to women’s healthcare and build out our novel commercial suite of products.”

FemCath utilizes Femasys’ proprietary delivery platform, which involves placement of balloon technology close to the opening of a selected fallopian tube for directed delivery of contrast. Femasys’ other biomedical solutions in development, FemaSeed and FemBloc®, utilize the same delivery platform for directed delivery of other materials. FemaSeed and FemBloc are not yet approved in the United States, but FemaSeed is already approved in Canada. In the case of FemaSeed, sperm is delivered directly to the tube where conception occurs and for FemBloc, a proprietary degradable biopolymer is delivered to both tubes for nonsurgical permanent birth control.

About FemCath

FemCath is the first FDA-cleared product that allows for selective evaluation of the fallopian tubes in conjunction with the FemVue device. The ultrasound-based diagnostic test is part of an infertility evaluation, which is essential prior to any infertility treatment, including with our other biomedical solution, FemaSeed, approved in Canada and in development in the U.S.

About FemVue

FemVue is the first FDA-cleared product that creates natural saline and air contrast and enables safe, reliable, and real-time evaluation of the fallopian tubes with ultrasound. When performed with a uterine cavity assessment, a more comprehensive exam can be achieved from the comfort of the GYN’s office.

About FemaSeed

FemaSeed is a first-of-its-kind infertility solution that is approved in Canada and in development in the U.S. for directional intrauterine insemination. FemaSeed delivers sperm to the fallopian tube where conception occurs. It is intended to augment natural fertilization and provide a first-line treatment option for infertility.

About FemBloc

FemBloc is a first-of-its-kind, nonsurgical, in-office solution in development for permanent birth control. It is intended to be a safer option for women by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer women a convenient and reliable alternative method of permanent birth control.

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s products currently marketed in the United States include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling. To learn more, visit www.femasys.com or follow us on Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors

Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.

Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com